Exhibit 99.10(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-4 of Protective Variable Annuity Separate Account of our report dated April 24, 2018, relating to the financial statements of the subaccounts listed in such report of Protective Variable Annuity Separate Account, which appears in Post-Effective Amendment No. 7 to the Registration Statement on Form N-4.

We also consent to the incorporation by reference in this Registration Statement on Form N-4 of Protective Variable Annuity Separate Account of our reports dated March 21, 2018 (“Successor Company”) and March 18, 2016 (“Predecessor Company”), relating to the consolidated financial statements and financial statement schedules of Protective Life Insurance Company and subsidiaries, which appear in Post-Effective Amendment No. 7 to the Registration Statement on Form N-4.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

July 20, 2018